Exhibit 4.5

SECOND AMENDMENT
TO
RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) is entered into as of April 20, 2010, between EVOLVING SYSTEMS, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY LLC (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement dated as of March 4, 2009, as amended by that certain First Amendment to Rights Agreement dated as of December 10, 2010 (as amended, the “Rights Agreement”); and

WHEREAS, the Company and the Rights Agent wish to amend the Rights Agreement in order to increase the percentage of shares of the Common Shares that a Person may become the Beneficial Owner of without being deemed to be an Acquiring Person.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.     Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

(a)           “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 29.0% or more of the Common Shares then outstanding.  Notwithstanding the foregoing, (i) the term Acquiring Person shall not include (A) the Company, (B) any Subsidiary (as such term is hereinafter defined) of the Company, (C) any employee benefit or compensation plan of the Company or any Subsidiary of the Company, (D) any Person holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan, and (ii) no Person shall become an “Acquiring Person”: (A) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 29.0% or more of the Common Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 29.0% or more of the Common Shares then outstanding by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company and shall then Beneficially Own more than 29.0% of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person,” (B) a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a), has become such as a result of the acquisition of Common Shares directly from the Company or pursuant to the exercise of options pursuant to the option plan of the Company; provided, however, that if such Person shall purchase additional Common Shares after becoming the Beneficial Owner of 29.0% or more of the Common Shares then outstanding, such Person shall be deemed an “Acquiring Person,” subject to the exceptions set forth in this Section 1(a), or (C) if the Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a), has become such inadvertently, and such Person divests, as promptly as practicable (as determined in good faith by the Board of Directors), but in any event within five Business Days, following receipt of written notice from the Company of such event, of Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall no longer be deemed to be an “Acquiring Person” for purposes of this Agreement; provided, however, that if such Person shall again become the Beneficial Owner of 29.0% or more of the Common Shares then outstanding, such Person shall be deemed an “Acquiring Person,” subject to the exceptions set forth in this Section 1(a).

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2.     Section 23(b)(ii) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

(ii)           In addition, the Board of Directors of the Company may, at its option, at any time after the time a Person becomes an Acquiring Person and the expiration of any period during which the holder of Rights may exercise the rights under Section 11(a)(ii) hereof but prior to any event described in clause (i), (ii) or (iii) of Section 13(a) hereof, redeem all but not less than all of the then outstanding Rights at the Redemption Price (x) in connection with any merger, consolidation or sale or other transfer (in one transaction or in a series of related transactions) of stock, assets or earning power aggregating 50% or more of the stock, assets or earning power of the Company and its subsidiaries (taken as a whole) in which all holders of Common Shares are treated alike and not involving (other than as a holder of Common Shares being treated like all other such holders) an Interested Stockholder or a Transaction Person or (y)(A) if and for so long as the Acquiring Person is not thereafter the Beneficial Owner of 29.0% or more of the then outstanding Common Shares, and (B) at the time of redemption no other Persons are Acquiring Persons.

3.     Exhibit C of the Rights Agreement is hereby amended and restated in its entirety to read as provided in Exhibit C hereto.

4.     The Rights Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its terms and is ratified and confirmed hereby in all respects.

5.     This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6.     This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7.     This Amendment and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.

8.     If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

Attest: EVOLVING SYSTEMS, INC.

/s/ THADDEUS DUPPER
Thaddeus Dupper
Chairman and Chief Executive Officer

/s/ ANITA T. MOSELEY
Anita T.Moseley
Secretary

Attest: AMERICAN STOCK TRANSFER & TRUST COMPANY LLC

By:	/s/ HERBERT J. LEMMER
Print Name:	Herbert J. Lemmer

EXHIBIT C TO RIGHTS AGREEMENT

FORM OF SUMMARY OF RIGHTS TO PURCHASE PREFERRED SHARES

EVOLVING SYSTEMS, INC.

SUMMARY OF RIGHTS TO PURCHASE
PREFERRED SHARES

On March 4, 2009, the Board of Directors of Evolving Systems, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.001 per share (the “Common Shares”), of the Company.  The dividend is effective as of March 16, 2009 (the “Record Date”) with respect to the stockholders of record on that date.  The Rights will also attach to new Common Shares issued after the Record Date.  Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series C Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of the Company at a price of $8.00 per one one-hundredth of a Preferred Share (the “Purchase Price”), subject to adjustment.  Each Preferred Share is designed to be the economic equivalent of 100 Common Shares.  The description and terms of the Rights are set forth in a Rights Agreement dated as of March 4, 2009 between the Company and American Stock Transfer & Trust Company LLC (the “Rights Agent”), as amended by the First Amendment to Rights Agreement dated as of December 10, 2009, between the Company and the Rights Agent and the Second Amendment to Rights Agreement dated as of April 20, 2010, between the Company and the Rights Agent (as amended, the “Rights Agreement”).

DETACHMENT AND TRANSFER OF RIGHTS

Initially, the Rights will be evidenced by the stock certificates representing Common Shares then outstanding, and no separate Right Certificates will be distributed.  Until the earlier to occur of (i) a public announcement that a person or group of affiliated or associated persons, has become an “Acquiring Person” (as such term is defined in the Rights Agreement) or (ii) 10 business days (or such later date as the Board may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in the beneficial ownership by an Acquiring Person of 29.0% or more of the outstanding Common Shares (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate.  In general, an “Acquiring Person” is a person, the affiliates or associates of such person, or a group, which has acquired beneficial ownership of 29.0% or more of the outstanding Common Shares.

The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferable with and only with the Common Shares.  Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference.  Until the Distribution Date (or earlier redemption or expiration of the Rights) the surrender or transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.  As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

EXERCISABILITY OF RIGHTS

The Rights are not exercisable until the Distribution Date.  The Rights will expire on March 4, 2019 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable or payable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.  The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares, or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.  No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

TERMS OF PREFERRED SHARES

Preferred Shares purchasable upon exercise of the Rights will not be redeemable.  Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $l per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share.  In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share.  Each Preferred Share will have 100 votes, voting together with the Common Shares.  Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share.  These rights are protected by customary anti-dilution provisions.  Because of the nature of the Preferred Shares’ dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.  The Preferred Shares would rank junior to any other series of the Company’s preferred stock.

TRIGGER OF FLIP-IN AND FLIP-OVER RIGHTS

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.  This right will commence on the date of public announcement that a person has become an Acquiring Person (or the effective date of a registration statement relating to distribution of the rights, if later) and terminate 60 days later (subject to adjustment in the event exercise of the rights is enjoined).

In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its stock, consolidated assets or earning power are sold to an Acquiring Person, its affiliates or associates or certain other persons in which such persons have an interest, proper provision will be made so that each such holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

REDEMPTION AND EXCHANGE OF RIGHTS

At any time prior to the earliest of (i) the close of business on the day of the first public announcement that a person has become an Acquiring Person, or (ii) the Final Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”).  In general, the redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish.  Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

At any time after any Person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or, under circumstances set forth in the Rights Agreement, cash, property or other securities of the Company, including fractions of a Preferred Share (or of a share of a class or series of the Company’s preferred stock having equivalent designations and the powers, preferences and rights, and the qualifications, limitations and restrictions), per Right (with value equal to such Common Shares).

AMENDMENT OF RIGHTS

The terms of the Rights generally may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as the Rights are distributed no such amendment may adversely affect the interests of the holders of the Rights (excluding the interest of any Acquiring Person).

ADDITIONAL INFORMATION

A copy of the Rights Agreement has been filed with the Securities and Exchange Commission (the “SEC”) as an Exhibit to a Current Report on Form 8-K dated March 5, 2009 and a copy of the First Amendment to Rights Agreement has been filed with the SEC as an Exhibit to an Annual Report on Form 10-K dated December 14, 2009.  A copy of the Rights Agreement is available from the Company by writing to: Anita T. Moseley, Evolving Systems, Inc., 9777 Pyramid Court, Suite 100, Englewood, CO 80112.  This summary description of the Rights is not intended to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.